FOR IMMEDIATE RELEASE

        Contacts:           Pam Sherry            (910)584-5171
                                                   Ext.6768
                            Walter Montgomery     (212)484-6721



                LABORATORY CORPORATION OF AMERICA
            ANNOUNCES SETTLEMENT WITH U.S. GOVERNMENT

       Company To `Close the Door on Past Billing Issues'
  By Resolving Medicare and Related Government Billing Matters
  Tied to 1993 Inquiries Involving Clinical Laboratory Industry

        Settlement Is Industry's First Global Settlement
                    Related to 1993 Inquiries



Burlington, NC, November 21, 1996 --- Laboratory Corporation of America Holdings (LabCorp) (NYSE:LH) today announced that it has agreed to pay the U.S. government $187 million to conclude previously disclosed federal investigations, initiated in 1993, into the prior billing practices of companies that merged to form LabCorp in 1995. The federal investigations have encompassed billing practices in the clinical laboratory industry as a whole, including predecessor companies of LabCorp, and have focused on the medical necessity of certain laboratory tests billed to Medicare and other third-party payors.


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Settlement Is Industry's First Global Settlement
------------------------------------------------

LabCorp, which cooperated fully with federal authorities throughout the course of these investigations, is the first clinical laboratory company to reach a global settlement with the government that completely resolves all outstanding issues related to the investigations.

Commenting on the settlement, Dr. James B. Powell, President and Chief Executive Officer, stated: "This action firmly closes the door on past issues of law and regulation involving industry-wide billing practices related to the investigations. It allows us to refocus on building for the future of this Company. To help speedily resolve the related third-party payor billing issues that have preoccupied so many in this industry, we have decided to put behind us government assertions concerning the past billing practices of any component of our business. As a result of this settlement, LabCorp will continue as a service provider to Medicare and other government patients."

He added: "We have cooperated fully with the government over the past three years and have achieved considerable progress in putting a comprehensive, highly detailed compliance program into effect. We will continue to work closely with regulators in fine-tuning this compliance assurance system by swiftly integrating the new features that are part of this settlement. These steps affirm our long-standing commitment to maintain the highest standards of compliance and quality in every aspect of our operations. Going forward, we believe that this settlement reflects a new emphasis on cooperation with the government that will help forestall any reoccurrence of these billing issues."


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The  government's  investigations covered  billings  for  certain tests  performed as part of the chemistry profiles  of  LabCorp's
various  predecessor companies from 1988 to  1994.   These  tests
were  deemed  by  regulators  to be medically  unnecessary.   The
investigations were part of a broad-based federal inquiry into Medicare and related billings that have resulted in financial
settlements  with  a number of other clinical laboratories.   The
inquiries have also prompted the imposition of more stringent regulatory compliance requirements industry-wide.

Under the terms of the settlement, the Company agreed to pay $182 million to settle civil claims involving Medicare and related government billings performed by LabCorp's predecessor companies:
National Health Laboratories Incorporated (NHL), Roche Biomedical Laboratories, Inc. (RBL) and Allied Clinical Laboratories, Inc.

As part of the overall settlement, a San Diego laboratory that was formerly part of Allied agreed to plead guilty to a charge of filing a false claim with Medicare and Medicaid in 1991. The San Diego laboratory was sold by Allied in 1992, two years before Allied was acquired by NHL in 1994 (as a result of this sale, Allied accepted a successor obligation to indemnify the San Diego laboratory for outstanding liabilities --- an obligation LabCorp later assumed). NHL's parent merged with RBL to form LabCorp in 1995. The violation involved a bill from that former Allied laboratory to the government for an HDL-cholesterol test requested by a physician for an AIDS patient. In connection with this, Allied agreed to pay a $5 million fine.


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In all, the Company will pay the government $5 million during the fourth quarter ending December 31, 1996, and pay another $182 million during the quarter ending March 31, 1997. The Company took a special pre-tax charge to earnings of $185 million, or approximately $1.19 per share, during the quarter ended September 30, 1996, to increase reserves to cover costs relating to the government settlement and anticipated private claims.

Company `Well Positioned To Fulfill Strategy'
---------------------------------------------

Summing up, Dr. Powell said: "Our expeditious settlement with the government and our work on recapitalizing the Company will contribute significantly to LabCorp's favorable outlook in today's challenging health care environment. We are well positioned to execute our strategy of growing a more profitable revenue base by increasing our hospital affiliations, other strategic alliances and esoteric laboratory capabilities. Our synergy savings program remains on schedule, and there are other cost-cutting efforts under way, as well. At the same time, we remain focused on implementing more-effective ways to meet third-party payors' more stringent medical necessity and diagnosis coding requirements."

The Company notes that each of the above forward-looking statements is subject to change based on various important factors, including (without limitation) competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the year ended December 31, 1995.


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Laboratory   Corporation  of  America  Holdings  (LabCorp)  is  a
national   clinical   laboratory  organization   with   estimated
annualized  revenues  of  $1.6  billion.   The  Company  operates
primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analysis to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed care organizations, hospitals, clinics,
long-term   care  facilities,  industrial  companies  and   other
clinical laboratories.


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